UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2007

Frankfort Tower Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-08009	36-3060977
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 4548 Lafayette, IN	47903-4548
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 654-4491

Item 8.01. Other Events.

Frankfort Tower Industries, Inc., a Delaware corporation (f/k/a ROHN Industries, Inc.) (the "Company"), has previously described in a prior report on Form 8-K the Company's outstanding claim to escrow funds held by UNARCO Material Handling, Inc. ("UNARCO"). This claim arose pursuant to a certain Asset Sale and Purchase Agreement dated January 31, 1995, by and between UNR Industries, Inc., n/k/a Frankfort Tower Industries Inc., as Seller, and UNARCO, as Purchaser. Under that Agreement, the Company agreed to indemnify UNARCO from certain described environmental claims for a period of ten years. During 2002, an escrow was created and funded from certain funds otherwise due to be paid to the Company from UNARCO, in order to secure the indemnification obligations as permitted under the Agreement.

Upon expiration of the indemnification period, the Company made demand upon UNARCO to agree to direct the escrow agent, Bank of America, N.A., to release the balance held in escrow. UNARCO refused to agree, and the Company pursued legal remedies to compel turnover of the balance held in the escrow.

Effective as of August 8, 2007, the Company executed a settlement agreement with UNARCO and Bank of America, and on August 10, 2007, the Company filed a motion with the Bankruptcy Court seeking court approval of that settlement. Pursuant to that settlement agreement, the Company will (assuming Court approval) release its claims in this matter in exchange for a payment from the escrow to the Company of approximately $1,100,000. A copy of the Settlement Agreement and of the Company's motion to approve the Settlement Agreement are attached as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(a)   Not applicable.

(b)   Not applicable.

(c)   Not applicable.

(d)   Exhibits

The exhibits 99.1 through 99.2 described by the Exhibit Index that appears immediately following the signature are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKFORT TOWER INDUSTRIES, INC.

Date: August 10, 2007	By:	/s/ Horace Ward
Horace Ward
Bankruptcy Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Settlement Agreement dated as of August 8, 2007 by and among the Company (acting through its disbursing agent), UNARCO Material Handling, Inc. and Bank of America, N.A.

99.2	Motion For Approval of Compromise and Settlement with UNARCO Material Handling, Inc. and Bank of America, N.A.